               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.   20549

                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2004
                                                  --------------

                   CREDO Petroleum Corporation
________________________________________________________________
      (Exact name of registrant as specified in its charter)

      Colorado                   0-8877          84-0772991
________________________________________________________________
(State or other jurisdiction     Commission     IRS Employer
      of incorporation)         File Number   Identification No.

1801 Broadway, Suite 900     Denver, Colorado     80202
________________________________________________________________
(Address of principal executive offices)        (Zip Code)

Registrant's telephone number,
including area code:          (303) 297-2200
________________________________________________________________

Item 12.  Results of Operations and Financial Condition.
          CREDO Petroleum Corporation Press Releases dated
          March 11, 2004, entitled

          "CREDO Reports Record First Quarter Earnings of $0.28 per Share"

________________________________________________________________

                           SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                         CREDO PETROLEUM CORPORATION
                         (Registrant)

Date: March 12, 2004     By: /s/ James P. Garrett, Jr.
                             -------------------------
                             James P. Garrett, Jr.
                             Vice President and Chief
                               Financial Officer
                             (Principal Financial and
                               Accounting Officer)

NEWS RELEASE


FOR IMMEDIATE RELEASE        Contact:  James P. Garrett, Jr.
                                       Vice President & CFO
                                       www.credopetroleum.com

 CREDO REPORTS RECORD FIRST QUARTER EARNINGS OF $0.28 PER SHARE
    Natural Gas Production Surges 46% as Gas Prices Increase

DENVER, COLORADO, March 11, 2004 - CREDO Petroleum Corporation (NASDAQ: CRED) today reported record financial and operating results for its first fiscal quarter ended January 31, 2004. Net income surged 70% to a record $1,165,000 on record production and higher gas prices. This compares to net income of $685,000 last year. On a per diluted share basis, net income was $.28 compared to $.17 last year. Revenue rose 59% to $2,850,000 compared to $1,791,000 last year. Cash flow from operating activities (before changes in operating assets and liabilities) increased 93% to $1,956,000 compared to $1,015,000 last year.

Fiscal 2003 net income included $.02 per share related to a one-time credit for the cumulative effect of adopting Financial
Accounting Standards Board Statement No. 143, Accounting for
Asset Retirement Obligations.

James T. Huffman, President, said, "Successful drilling and
Calliope applications boosted production 41% in the first quarter. This production increase comes after an 8% increase last year and a 77% increase in 2002. We are making every reasonable effort to maintain our record production levels during this very positive period for natural gas prices."

              PRODUCTION VOLUMES SET ANOTHER RECORD

On the heels of last year's record, total production volumes jumped another 41% in the first quarter to 518 MMcfge (million cubic feet of gas-equivalent). This compares to 368 MMcfge last year. Natural gas production surged 46% to 458 MMcfg compared to 313 MMcfg last year while crude oil sales increased 10% to 10,000 barrels.

                     PRODUCT PRICES INCREASE
        ESTIMATED FISCAL 2004 PRODUCTION PARTIALLY HEDGED

Net wellhead natural gas prices rose 23% to $4.85 per Mcf compared to $3.95 last year. Hedging transactions added $.18 per Mcf to first quarter gas price realizations compared to $.36 last year. As a result, total natural gas price realizations were $5.03 per Mcf compared to $4.31 last year. Wellhead oil prices rose 14% to $29.95 per barrel compared to $26.25 last year.

The company currently has open hedge positions totaling 700 MMcfg covering the months of April through October 2004 at an average NYMEX price of $4.82 per Mcf. This hedge represents approximately 65% of the company's estimated gas production for those months. Fiscal 2004 hedges covering the months of November 2003 through March 2004 have expired and were closed at approximately breakeven. Average gas prices in the company's market areas are expected to be 15% to 17% below NYMEX prices due to basis differentials and transportation costs.

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         STRONG FINANCIAL CONDITION CONTINUES TO PROVIDE
                  A SOLID FOUNDATION FOR GROWTH

At January 31, 2004, working capital was $7,769,000, up 18% from fiscal year-end. Total assets were $25,362,000 including cash and short-term investments of $7,979,000. Stockholders' equity was $18,631,000. The company's only long-term debt is a $355,000 exclusive license obligation that is payable over six years.

                DRILLING AND CALLIOPE OPERATIONS
                 CONTINUE TO YIELD GOOD RESULTS

CREDO's business focuses on two core projects-natural gas drilling along the shelf of the Northern Anadarko Basin of Oklahoma and application of its patented Calliope Gas Recovery System. The company believes that, in combination, these two projects provide an excellent (and possibly unique) balance for achieving its goal of adding long-lived gas reserves and production at reasonable costs and risks.

Drilling Activities. At the beginning of the year, the company had 11 wells on its drilling schedule. However, the tight supply of drilling rigs has caused most of the wells to be delayed longer than anticipated. During the first quarter, the company drilled two wells in Oklahoma with working interests ranging up to 50%. Both wells appear to be productive and are awaiting pipeline connection and completion for production. A third well will be drilled in April and the remaining wells will be drilled consecutively beginning in May.

The Bobby-John #1-10 was completed on the company's 17,000 gross acre Sand Creek Prospect located in Ellis County, Oklahoma. Electric log data indicates that the 7,850-foot well encountered the same Morrow sand that is producing in the company's Deanna #1-15 located approximately one-half mile to the south. The Deanna has been an excellent well for the area, and the company expects the Bobby-John to have similar production characteristics. CREDO is the operator and owns an approximate 50% working interest.

Approximately 15 miles to the north, the Owens #1-21 well has been drilled on the company's 2,560 gross acre Buffalo Creek prospect in Harper County, Oklahoma. Drilling data and electric logs indicate that this 6,900-foot well will be productive and it is currently awaiting completion for pipeline connection. The Owens is currently classified as a "tight hole" meaning the other information on the well is not being released for proprietary business reasons. CREDO owns a 31% working interest.

Calliope Gas Recovery System. During the first quarter, the company installed its Calliope Gas Recovery System on two 8,200-foot wells located in Oklahoma. Both wells represent a very rigorous test for Calliope in terms of the challenge of reviving dead wells that have reservoir damage, including damage from the "parting shot" of a previous operator. Calliope has been installed on both wells and the company is currently performing reservoir treatment procedures designed to mitigate the reservoir damage. Calliope facilitates such treatments in low pressure reservoirs because it can lift the fluids used in such treatments back out of the wellbore and thereby keep from loading-up the well. If successful, these installations should expand the envelope for Calliope applications. The company owns an approximate 80% working interest in the wells and is the operator. The company is in various stages of preparing to install Calliope on three additional wells in Oklahoma.

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                       MANAGEMENT COMMENT

Huffman further stated, "The first quarter provided a good start to fiscal 2004 with excellent production gains and strong energy prices. We expect to sustain our growth during 2004, and to build on our track record of superior performance."

          *          *          *          *          *

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado. The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions. The company's stock is traded on the NASDAQ System under the symbol "CRED" and is quoted daily in the "NASDAQ Small-Cap Issues" section of The Wall Street Journal.

For 2004, cash flow from operating activities (before changes in operating assets and liabilities) consists of net income of $1,165,000, DD&A of $429,000, and deferred income taxes of $362,000. For 2003, such cash flow consists of net income of $685,000, DD&A of $321,000, deferred income taxes of $79,000, and net of other credits of $70,000.

This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future. Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.

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
                         CREDO PETROLEUM CORPORATION
                           FINANCIAL HIGHLIGHTS

                                           Quarter Ended Quarter Ended
Condensed Operating                         January 31,   January 31,
  Information                                  2004          2003
                                           ------------- -------------
Revenue:
  Oil and Gas Sales                         $ 2,605,000   $ 1,589,000
  Operating                                     137,000       126,000
  Investment Income and Other                   108,000        76,000
                                            -----------   -----------
                                              2,850,000     1,791,000
                                            -----------   -----------

Expenses:
  Oil and Gas Production                        460,000       327,000
  Depreciation, Depletion and
   Amortization                                 429,000       321,000
  General and Administrative                    331,000       278,000
  Interest                                       12,000        13,000
                                            -----------   -----------
                                              1,232,000       939,000
                                            -----------   -----------

Income Before Income Taxes                    1,618,000       852,000

Income Taxes                                   (453,000)     (239,000)

Cumulative Effect of Change
 in Accounting Principle                           -           72,000
                                            -----------   -----------

Net Income                                  $ 1,165,000   $   685,000
                                            ===========   ===========

Basic Income per Share
 Before Accounting Change                        $  .29        $  .15
Cumulative Effect of Change
 in Accounting Principle                            -             .02
                                                 ------        ------

Basic Income Per Share                           $  .29        $  .17
                                                 ======        ======

Diluted Income per Share
 Before Accounting Change                        $  .28        $  .15
Cumulative Effect of Change
 in Accounting Principle                            -             .02
                                                 ------        ------

Diluted Income Per Share                         $  .28        $  .17
                                                 ======        ======

Condensed Balance Sheet Information    January 31, 2004 October 31, 2003
                                       ---------------- ----------------
Cash and Short-Term Investments             $ 7,979,000      $ 6,663,000
Other Current Assets                          2,182,000        1,900,000
Oil and Gas Properties, Net                  14,575,000       14,061,000
Exclusive License Agreement, Net                460,000          478,000
Other Assets                                    166,000          470,000
                                            -----------      -----------

                                            $25,362,000      $23,572,000
                                            ===========      ===========

Current Liabilities                         $ 2,392,000      $ 1,986,000
Deferred Income Taxes                         3,720,000        3,358,000
Exclusive License Agreement Obligation          355,000          355,000
Asset Retirement Obligations                    264,000          238,000
Stockholders' Equity                         18,631,000       17,635,000
                                            -----------      -----------

                                            $25,362,000      $23,572,000
                                            ===========      ===========